SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]    $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which transaction applies:

    2)    Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)    Proposed maximum aggregate value of transaction:

    5)    Total fee paid:

[X]    Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


    1)    Amount Previously Paid:

          .....................................................................

    2)    Form, Schedule or Registration Statement No.:

          .....................................................................

    3)    Filing Party:

          .....................................................................

    4)    Date Filed:

          .....................................................................

The Novametrix Medical Systems Inc. Proxy Statement dated October
23, 1996 (the "Proxy Statement") is hereby amended as follows:

          (i) by adding the following paragraph on page 20 immediately before the last paragraph under the section of the Proxy Statement titled "Introduction--Proxies":

                    Representatives of Genstar may also
          participate in the solicitation of proxies for the Meeting from time to time. Genstar will not receive any compensation for its solicitation efforts. Additional information regarding Genstar is included under "Summary--The Companies--Andros", "Summary--The Merger--Interests of Certain Persons in the Merger", "The Merger--Background of the Merger", "The Merger-- Management and Operations of Novametrix Following the Merger--Composition of the Novametrix Board", "The Merger Agreement--Other Agreements", "Andros Business-- History--Acquisition by Genstar" and "Novametrix Management--Andros Designees to the Novametrix Board".

          ; and

          (ii) by replacing Appendix B thereto with the following revised Appendix B:

                                                                    APPENDIX B
------------------------------------------------------------------------------
Tucker Anthony Incorporated                              Tucker Anthony
                                                  SERVING INVESTORS SINCE 1892
One World Financial Center
200 Liberty Street
New York, N.Y. 10281
(212) 225-8094
(212) 225-8827 Fax

Investment Banking



October 18, 1996

Board of Directors
Novametrix Medical Systems Inc.
56 Carpenter Lane
Wallingford, CT 06492

Gentlemen:

You have requested our opinion as to the fairness to Novametrix Medical Systems Inc. ("Novametrix") and its stockholders, from a financial point of view, and as of the date hereof, of the Exchange Ratio (as defined below) in the proposed merger of Andros Incorporated ("Andros") with and into Novametrix pursuant to the merger agreement dated July 29, 1996 and as amended as of October 18, 1996 (the "Merger Agreement"). Under the terms of the Merger Agreement, a wholly owned subsidiary of Novametrix will merge with and into Andros, and thereafter Andros will become a wholly owned subsidiary of Novametrix in accordance with the Merger Agreement (the "Merger"). Pursuant to the Merger, all of the issued and outstanding shares of Andros will be converted into the right to receive i) shares of Novametrix common stock (the "Common Stock") consisting in the aggregate of 38% of the shares of Common Stock outstanding immediately after the Effective Time (as defined in the Merger Agreement) computed as follows a) each issued and outstanding share of Andros will be converted into a right to receive shares of Common Stock equal to
 .6129032 multiplied by the number of shares of common stock then outstanding (assuming conversion of the Novametrix preferred stock) divided by the number of shares of Andros Common Stock outstanding (assuming the exercise in full of all then outstanding Andros options and warrants) and b) one contingent right to receive Common Stock under certain antidilution events equal to .6129032 multiplied by the number of shares of Common Stock issued pursuant to Novametrix warrants or options to acquire shares of Common Stock outstanding immediately prior to the Effective Time subject to adjustment based on cancellation or expiration of Andros options and warrants and ii) up to an additional 5% of the shares of Common Stock (based upon the capitalization of Novametrix immediately after the Merger) in the event that Andros' revenues or Novametrix' consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending May 3, 1998 exceed certain targets as set forth in Section 1.02 (d) of the Merger Agreement (collectively, the "Exchange Ratio"). The Merger is intended to qualify as a tax-free reorganization. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Tucker Anthony Incorporated ("Tucker Anthony"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings and private placements and for corporate and other purposes. Tucker Anthony has acted as Novametrix' financial advisor in connection with, and has participated in the negotiations leading to, the proposed Merger. Tucker Anthony will receive fees for our services as financial advisor and for rendering this opinion, a substantial portion of which is contingent upon the closing of the Merger.
In the ordinary course of our business, Tucker Anthony may actively trade the securities of Novametrix for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with our opinion, we have, among other things:

(i) reviewed the Merger Agreement and related documents;

(ii) reviewed certain publicly available financial information for Novametrix and Andros;

(iii) reviewed financial information on Novametrix and Andros furnished to us by both companies, including certain internal financial analyses and forecasts prepared by Novametrix and Andros managements;

(iv) held discussions with the management of Novametrix and Andros concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined, including certain information prepared jointly by the managements of Novametrix and Andros concerning potential cost savings and synergies that could result from the Merger;

(v) reviewed the stock price and trading history of Novametrix;

(vi) analyzed certain publicly available information of companies we deemed comparable or otherwise relevant to our inquiry and compared Novametrix and Andros from a financial point of view with these companies;

(vii) compared the financial terms of the Merger with other business combinations which we deemed comparable or otherwise relevant to our inquiry;

(viii) prepared a discounted cash flow analysis of Novametrix and Andros;

(ix) reviewed the contribution by each company to proforma combined revenue, gross profit, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes and net income;

(x) analyzed the proforma earnings per share of the combined company;

(xi) discussed with senior management of Novametrix their view of the strategic rationale for the Merger and the benefits of the Merger to Novametrix;

(xii) discussed with senior management of Novametrix their view of the likely outcomes of pending, threatened and possible claims against Novametrix and Andros; and

(xiii) conducted such other financial studies and analysis and reviewed such other information as we deemed relevant and appropriate.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by Novametrix and Andros and have not attempted to verify any of such information. We did not make or obtain an independent evaluation or appraisals of any assets or liabilities of Novametrix, Andros or any of their respective subsidiaries. We have also relied upon, without independent certification, Novametrix' management's assessment of the validity of Novametrix' and Andros' products and technology. We have assumed
(i) the financial projections of Novametrix and Andros provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Novametrix and Andros managements as to future financial performance and
(ii) that such projections will be realized in the amounts and time periods currently estimated by the respective managements. We have also relied upon estimates and judgments of Novametrix and Andros as to the future performance of both companies, including the cost savings and synergies resulting from the Merger. We have also relied upon Novametrix' management's assessment of the likely outcomes of pending, threatened and possible claims against Novametrix and Andros. We have also assumed, with your consent, that the Merger will be accounted for as a purchase transaction which will include a substantial write-off of in-process research and development under generally accepted accounting principles. Tucker Anthony's opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date hereof.

Our advisory service and this letter are furnished for the use of the Board of Directors of Novametrix, are not a recommendation to shareholders and may not be used for other purposes without prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Novametrix and its stockholders from a financial point of view.

Very truly yours,


Tucker Anthony Incorporated